As filed with the Securities and Exchange Commission on March 6, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Coupons.com Incorporated

(Exact name of Registrant as specified in its charter)

Delaware	7310	77-0485123
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

400 Logue Avenue

Mountain View, California 94043

(650) 605-4600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven R. Boal

President and Chief Executive Officer

Coupons.com Incorporated

400 Logue Avenue

Mountain View, California 94043

(650) 605-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter M. Astiz, Esq. Michael J. Torosian, Esq. DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303-2215 (650) 833-2000	Richard Hornstein, Esq. Coupons.com Incorporated General Counsel 400 Logue Avenue Mountain View, California 94043 (650) 605-4600	Eric C. Jensen, Esq. John T. McKenna, Esq. Cooley LLP 3175 Hanover Street Palo Alto, California 94304-1130 (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-193692

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.00001 per share	575,000	$16.00	$9,200,000	$1,185.00

(1)	Represents only the additional number of shares being registered and includes 75,000 additional shares of common stock issuable upon the exercise of the underwriters’ overallotment option. Does not include the securities that the registrant previously registered on the registration statement on Form S-1, as amended (File No. 333-193692).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, or the Securities Act, based on the proposed maximum aggregate offering price. The registrant previously registered securities with an aggregate offering price not to exceed $161,000,000 on a registration statement on Form S-1, as amended (File No. 333-193692), which was declared effective by the Securities and Exchange Commission on March 6, 2014. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $9,200,000 are hereby registered, which includes shares issuable upon the exercise of the underwriters’ overallotment option.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Coupons.com Incorporated. (“Registrant”) is filing this registration statement with the Securities and Exchange Commission (“Commission”). This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-193692) (“Prior Registration Statement”), and which the Commission declared effective on March 6, 2014.

The Registrant is filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock offered by the Registrant by 575,000 shares, 75,000 of which may be sold by the Registrant in the event the underwriters exercise their overallotment option to purchase additional shares of the Registrant’s common stock. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are hereby incorporated by reference in this filing.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on March 6, 2014.

COUPONS.COM INCORPORATED

By:	/s/ Steven R. Boal
Steven R. Boal
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven R. Boal Steven R. Boal	President, Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2014

/s/ Mir Aamir Mir Aamir	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 6, 2014

* Michael Walsh	Chief Security Officer, Head of Research & Development and Director	March 6, 2014

* David E. Siminoff	Director	March 6, 2014

* Dawn Lepore	Director	March 6, 2014

* Andrew Jody Gessow	Director	March 6, 2014

*By:	/s/ Steven R. Boal
Steven R. Boal
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of DLA Piper LLP (US).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1**	Power of Attorney (see page II-6 to the original filing of the Registration Statement on Form S-1 (File No. 333-193692)).

**	Previously filed.